As filed with the Securities and Exchange Commission on May 28, 2021.

Registration Nos. 333-195380, 333-217771 and 333-231262

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

22nd CENTURY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	98-0468420
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Seneca Street, Suite 507, Buffalo, New York 14204
(Address of Principal Executive Office)( Zip Code)

22nd CENTURY GROUP, INC. 2014 OMNIBUS INCENTIVE PLAN, AS AMENDED AND RESTATED

22nd CENTURY GROUP, INC. 2021 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Steven Przybyla, Esq.

General Counsel and Secretary

22nd Century Group, Inc.

500 Seneca Street, Suite 507

Buffalo, New York 14204

(Name and address of agent for service)

(716) 270-1523

(Telephone Number, including area code, for agent for service)

Copy to:

John J. Wolfel, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated file (do not check is a smaller reporting company)	☒
Smaller reporting company	☒	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided under Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 20, 2021 (the “Effective Date”), the stockholders of 22nd Century Group, Inc. (the “Company”) approved the 22nd Century Group, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”). The total number of shares of the Company’s common stock, $0.00001 par value per share (the “Shares”), that may be granted under the 2021 Plan includes, in addition to 5,000,000 newly reserved Shares (included by the Company on a new Registration Statement on Form S-8 filed on the date hereof), (a) the number of Shares reserved under the 22nd Century Group, Inc. 2014 Omnibus Incentive Plan, as amended and restated (the “2014 Plan”) that were not the subject of outstanding awards under the 2014 Plan as of the Effective Date and (b) any Shares subject to outstanding awards under the 2014 Plan as of the Effective Date that would have been replenished to the 2014 Plan’s share reserve after the Effective Date pursuant to the terms of the 2014 Plan, such as upon forfeiture of an award (the Shares described in (a) and (b), the “2014 Plan Shares”).

This Post-Effective Amendment No. 1 to the Registration Statements previously filed with respect to the Company’s 2014 Omnibus Incentive Plan on Form S-8 (Registration Nos. 333-195380, 333-217771 and 333-231262) (collectively, the “Registration Statement”), which registered Shares to be issued under the 2014 Plan, is being filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Company to disclose any material change in the plan of distribution as it was originally disclosed in the Registration Statement. This Post-Effective Amendment No. 1 adds the 2021 Plan to the Registration Statement and indicates that the previously registered 2014 Plan Shares may, on and after the Effective Date, be issued under the 2021 Plan. A copy of the 2021 Plan is incorporated herein by reference as an exhibit hereto and an opinion as to the validity of the 2014 Plan Shares issuable under the 2021 Plan is filed as an exhibit hereto.

No additional Shares are being registered hereby. All other items of the Registration Statement, as amended by this Post-Effective Amendment No. 1, are incorporated herein by reference without change.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on March 11, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Commission on May 6, 2021;

(c)	The Registrant’s Definitive Annual Meeting Proxy Statement filed with the Commission on April 5, 2021;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 19, 2021, May 4, 2021 (excluding Item 7.01 and the exhibit related thereto) and May 21, 2021; and

(e)	The description of the Registrant’s common stock contained in or incorporated into our Registration Statement on Form 8-A, filed March 6, 2014, and any amendment or report updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees or agents, or any person who serves or served at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (for purposes of this section, the “Indemnitee” or “Indemnitees”) against expenses, including attorneys’ fees, actually and reasonably incurred related to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) arising by reason of an Indemnitee’s status as a director, officer employee or agent of the corporation if: (i) the Indemnitee is not liable for breach of fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; (ii) the Indemnitee conducted himself or herself in good faith and reasonably believes that his or her conduct was in, or not opposed to, our best interests; or (iii) in a criminal action, the Indemnitee must not have had reasonable cause to believe that his or her conduct was unlawful. NRS Section 78.751 requires us to indemnify any Indemnitee for any expenses referenced above if the Indemnitee has been successful on the merits or otherwise in defense of the foregoing actions, suits or proceedings.

Under NRS Section 78.7502, any discretionary indemnification, unless ordered by a court or advanced by the corporation in accordance with NRS Section 78.751(2), can only occur if deemed proper by (i) the stockholders; (ii) a majority vote of a quorum consisting of disinterested directors; or (iii) an independent counsel’s written legal opinion (if such an approach is approved by a majority vote of a quorum consisting of disinterested directors or if a quorum consisting of disinterested directors cannot be obtained). Under NRS Section 78.751(2), advances for expenses may be made by agreement if the Indemnitee affirms in writing that he or she believes that he or she has met the statutory standards and will personally repay the expenses if a court of competent jurisdiction determines that such Indemnitee did not meet the statutory standards.

Our amended and restated bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he, she or it is not entitled to be indemnified by us.

Our amended and restated articles of incorporation provides that we shall indemnify directors and officers to the fullest extent permitted by the NRS. Our amended and restated articles of incorporation also provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders to the fullest extent permitted by the NRS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by our company is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this poste effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Buffalo, New York, on this 28th day of May, 2021.

22ND CENTURY GROUP, INC.

By:	/s/ James A. Mish
James A. Mish
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 28th day of May, 2021.

Signature	Title

/s/ James A. Mish	Chief Executive Officer (Principal Executive Officer)
James A. Mish

/s/ John Franzino	Chief Financial Officer (Principal Financial and Accounting Officer)
John Franzino

/s/ Nora B. Sullivan	Chairperson of the Board of Directors
Nora B. Sullivan

/s/ Richard M. Sanders	Director
Richard M. Sanders

/s/ Roger D. O’Brien	Director
Roger D. O’Brien

/s/ Clifford B. Fleet	Director
Clifford B. Fleet

/s/ Dr. Michael Koganov	Director
Dr. Michael Koganov

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 filed with the Commission on December 1, 2010).

3.1.1	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on March 4, 2014).

3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission on January 30, 2014).

3.2.1	Amendment No. 1 to Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company’s Form 8-K filed with the Commission on April 28, 2015).

5.1	Opinion of Foley & Lardner LLP (filed herewith).

10.1	22nd Century Group, Inc. 2021 Omnibus Incentive Plan (incorporated by reference from Appendix A to the Company’s definitive proxy statement filed with the Commission on April 5, 2021)

10.2	22nd Century Group, Inc. 2014 Omnibus Incentive Plan, as amended and restated (incorporated by reference from Appendix A to the Company’s definitive proxy statement filed on March 22, 2019).

10.3	Form of Executive Restricted Stock Unit Award under 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the Commission on May 21, 2021).

10.4	Form of Director Restricted Stock Unit Award under 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed with the Commission on May 21, 2021).

10.5	Form of Stock Option Award Agreement under 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on May 21, 2021).

23.1	Consent of Freed Maxick CPAs, P.C. (filed herewith).

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

Documents incorporated by reference to filings made by 22nd Century Group, Inc. under the Securities Exchange Act of 1934 are under SEC File No. 001-36338.